Exhibit (k)(11)

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

www.georgeson.com

February 27, 2026

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

100 BELLEVUE PARKWAY

WILMINGTON, DE 19809

Re: Information Agent

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson LLC (“Georgeson”) by BlackRock Utilities, Infrastructure & Power Opportunities Trust (the “Fund”), a Delaware statutory trust, and BlackRock Advisors, LLC, a Delaware limited liability company (the “Advisor”), to act as Information Agent in connection with the Fund’s proposed transferable rights offering scheduled to expire on or about April 2, 2026 (the “Offering”). The term of this Agreement shall be the term of the Offering, including any extensions thereof.

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (such services, collectively, the “Services”).

(b)

Fees. In consideration of Georgeson’s performance of the Services, the Advisor shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I, together with the Expenses (as defined below). The Advisor acknowledges and agrees that the Fees & Services Schedule shall be subject to adjustment if the Fund or the Advisor, as applicable, requests Georgeson to provide services with respect to additional matters or a revised scope of work.

(c)

Expenses. In addition to the fees and charges described in paragraphs (b) and (d) hereof, Georgeson shall charge the Advisor, and the Advisor shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

•	costs and expenses incidental to the Offering, including without limitation the mailing or delivery of Offering materials;

•

costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offering, including without limitation charges for bank threshold lists, data processing, market information, institutional advisory reports, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•

costs and expenses incurred by Georgeson at the Advisor’s or the Fund’s request, as applicable, or for the Advisor’s or the Fund’s convenience, as applicable, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

•

any other costs and expenses authorized by the Advisor or the Fund, as applicable, during the course of the Offering, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

February 27, 2026

The Advisor shall pay all applicable taxes incurred in connection with the delivery of the Services or Expenses.

(d)

Custodial Charges. Georgeson agrees to check, itemize and pay on the Fund’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. or Mediant Communications Inc. (which will bill the Advisor directly), for forwarding the Fund’s Offering material to beneficial owners. The Advisor shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

(e)

Compliance with Applicable Laws. The Fund, the Advisor and Georgeson hereby represent to one another that each shall comply with all applicable laws relating to the Offering, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	Indemnification; Limitation of Liability.

(i)

The Fund and the Advisor, severally and jointly, shall indemnify and hold harmless Georgeson, its affiliates and their respective stockholders, officers, directors, employees and agents from and against any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, except to the extent such Losses shall have been determined by a court of competent jurisdiction to be a result of Georgeson’s gross negligence or willful misconduct.

(ii)

Notwithstanding anything herein to the contrary, but without limiting the Fund’s and the Advisor’s indemnification obligations set forth in clause (i) above, neither party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

(iii)

Any liability whatsoever of Georgeson, its affiliates or any of their respective stockholders, officers, directors, employees or agents hereunder or otherwise relating to or arising out of performance of the Services will be limited in the aggregate to the fees and charges paid hereunder by the Advisor to Georgeson (but not including Expenses).

(iv)	This paragraph (f) shall survive the termination of this Agreement.

(g)

Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

February 27, 2026

by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens. The parties waive, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(h)	Relationship. The Fund agrees and acknowledges that Georgeson shall be the primary information agent retained by the Fund in connection with the Offering.

(i)

Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Advisor or its agents on behalf of the Fund for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”); provided that Georgeson may disclose such Confidential Information as required by law and otherwise to its officers, directors, employees, agents or affiliates to the extent reasonably necessary to perform the Services hereunder. For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Advisor on behalf of the Fund; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Advisor or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Advisor or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson without access to the Confidential Information. The Fund and the Advisor agree that all reports, documents and other work product provided to the Fund or to the Advisor, as applicable, by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Fund and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(j)	Invoices. Invoices for amounts due hereunder shall be delivered to Advisor at:

ADDRESS: 100 Bellevue Parkway, Wilmington, DE 19809

ATTENTION: Sheila Pressley, sheila.pressley@blackrock.com, (302) 797-7685

          (Contact Name, Email, Phone)

(k)

Force Majeure. Georgeson will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics,

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

February 27, 2026

pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

(l)

Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Fund and/or the Advisor (by operation of law or otherwise).

[Remainder of page intentionally left blank. Signature page follows.]

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

February 27, 2026

If the above is acceptable, please execute and return the enclosed duplicate of this Agreement to Georgeson LLC, 51 West 52nd Street, 6th Floor, New York, NY 10019, Attention: Christopher M. Hayden.

Sincerely,

GEORGESON LLC

By:
Christopher M. Hayden

Title:	President, North America

Agreed to and accepted as of the date first set forth above:

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

By:
Stephen Minar

Title:	Vice President

BLACKROCK ADVISORS, LLC

By:
Jonathan Diorio

Title:	Managing Director

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

February 27, 2026

APPENDIX I

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

FEES & SERVICES SCHEDULE

BASE SERVICES	$9,500

•	Advance review of Offering documents

•	Strategic advice relating to the Offering

•	Dissemination of Offering documents to bank and broker community

•	Communication with bank and broker community during Offering period

NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement. In addition, the Advisor will be charged a fee of $1,000 per extension if the Offering is extended for any reason.

ADDITIONAL SERVICES

Services	Flat Fee	Unit Fee
Program Setup Fee	$1,500
Outbound Calls (per call)		$6.95
Inbound Calls - Per Minute (minimum $1,000)		$3.95
Directory Assistance		$0.75
Mobile Telephone upcharge		$1.50
Per extension or subsequent offering period		$1,000.00

FEE PAYMENT INSTRUCTIONS

The Advisor shall pay Georgeson as follows:

•	Upon execution of this Agreement, the Advisor shall pay Georgeson $9,500, which amount is in consideration of Georgeson’s commitment to represent the Fund and is non-refundable;

•

If applicable, immediately prior to the commencement of the mailing, the Advisor shall advance to Georgeson a portion of anticipated custodial charges; as described in paragraph (d) of this Agreement; and

•

Upon completion of the Offering, the Advisor shall pay Georgeson the sum of (i) any variable fees as described above under “Additional Services” which have accrued over the course of the Offering, (ii) all unreimbursed custodial charges, as described in paragraph (d) of this Agreement, and (iii) all Expenses.

Georgeson will send the Advisor an invoice for each of the foregoing payments, which invoices will include written transfer instructions.